Exhibit 99.B(h)(15)

FIFTH AMENDMENT TO SECURITIES LENDING AGENCY AGREEMENT

THIS FIFTH AMENDMENT (this “Amendment”) to the Securities Lending Agency Agreement is dated as of March 11, 2015, by and between the series listed on Schedule 1 to the Agreement of PNC Funds, an investment company organized under the laws of Delaware (each, a “Fund” and together, the “Funds”), and Brown Brothers Harriman & Co. (“BBH&Co.”).

Reference is made to the Securities Lending Agency Agreement dated as of August 24, 2011 by and between the Fund and BBH&Co., as amended from time to time and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Fund and BBH&Co. have agreed to make certain modifications to the terms of the Agreement as further detailed herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.                                    Amendments to the Agreement

1.                                      The Agreement is hereby amended by deleting Schedule 4 in its entirety, and substituting therefor Schedule 4 attached hereto.

2.                                      The Agreement is hereby amended by deleting Schedule 5 in its entirety, and substituting therefor Schedule 5 attached hereto.

3.                                      Effective January 1, 2015, the Agreement is hereby amended by deleting Schedule 6 in its entirety, and substituting therefor Schedule 6 attached hereto.

4.                                      The Agreement is hereby amended by deleting Schedule 7 in its entirety, and substituting therefor Schedule 7 attached hereto.

B.                                    Miscellaneous

1.                                      Other than as amended hereby, the Agreement remains unchanged and in full force and effect.  The Fund hereby ratifies and affirms all terms and provisions of the Agreement, as amended to date and hereby.

2.                                      This Amendment shall be governed in accordance with the terms set forth in Section 26 of the Agreement.

3.                                      This Amendment may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

[Signature Page Follows]

1

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

PNC FUNDS, ON BEHALF OF EACH OF THE SERIES/PORTFOLIOS LISTED ON SCHEDULE 1		BROWN BROTHERS HARRIMAN & CO.

By:	/s/ John F. Kernan	By:	/s/ Keith Haberlin
Name: John F. Kernan		Name: Keith Haberlin
Title:Treasurer		Title: Senior Vice President

2

SCHEDULE 4

PERMITTED INVESTMENTS

FOR CASH COLLATERAL

A.  PNC Advantage Institutional Money Market Fund

B.  PNC Government Money Market Fund

The PNC Advantage Institutional Money Market Fund shall be the default cash collateral investment vehicle, however Cash Collateral may be invested in one or more of the Permitted Investments specified in A and B above pursuant to a separate written instruction (which may include e-mail) from the Fund to BBH&Co., which may be in the form of standing instructions, that shall specify the constituent allocation of investments of Cash Collateral to such Permitted Investment or Permitted Investments, as applicable.

SCHEDULE 5

LIST OF APPROVED PERSONS

For the Fund:	For the Agent:
Mark McGlone	Keith Haberlin
John Kernan	Julie Hubbard
Jennifer Spratley	Mark Payson
Thomas Rus	Thomas Poppey
Sean Rhoderick
Jason Schumacher

SCHEDULE 6

FEES

1.  Effective January 1, 2015, for each cash collateralized loan effected hereunder, securities lending revenues resulting from the difference between (i) the income earned on the investment of cash Collateral held with respect to such loan (after deduction of any custody, investment, management or related fees) and (ii) the Cash Collateral Fee (as defined in the applicable SLA) in respect of each loan shall be allocated as follows:

In respect of the first $2,500,000 in aggregate gross revenues for all Funds hereunder in calendar year:

80% payable to the Fund

20% payable to BBH&Co.

In respect of amounts in excess of $2,500,000 in aggregate gross revenues for all Funds hereunder in each calendar year, effective the first day of the month following the achievement of $2,500,000 in aggregate gross revenues in the same calendar year:

85% payable to the Fund

15% payable to BBH&Co.

2.  BBH&Co. agrees to pay, from its own resources, transaction fees related to securities lending hereunder that are assessed by the Fund’s custodian up to $45,000 annually.

SCHEDULE 7

NOTICES

If to the Fund:

Address:                                                 PNC Capital Advisors, LLC

One East Pratt St., 5th Floor

Baltimore, MD 21202

Telephone:                                   410-237-5852

Facsimile:                                         419-230-9220

If to the Agent:

Address:                                                 50 Post Office Square

Boston, MA 02110

Attn:  Julie Hubbard

Telephone:                                   617.772.1818

Facsimile:                                         617.772.2240